Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Marcy Graham	Jakob Jakobsen
Senior Director, Investor Relations & Corp Comm	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	310-309-1003
mgraham@sequenom.com	jjakobsen@chandlerchiccocompanies.com

SEQUENOM ANNOUNCES EXERCISE IN FULL OF OVER-ALLOTMENT OPTION AND

COMPLETION OF OFFERING OF $130 MILLION OF 5.00% CONVERTIBLE SENIOR NOTES

SAN DIEGO, Calif. – September 17, 2012 - Sequenom, Inc. (NASDAQ: SQNM) today announced the completion of its offering of $130.0 million aggregate principal amount of 5.00% Convertible Senior Notes due 2017 (the “Convertible Notes”) in a private offering, including $20.0 million aggregate principal amount of notes sold pursuant to the full exercise of an over-allotment option previously granted to the initial purchasers.

Sequenom intends to use the net proceeds from this offering to fund the commercialization of the MaterniT21 PLUS laboratory-developed test, as well as for other general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general administrative expenses.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Sequenom’s expectations with respect to its anticipated use of proceeds from the offering, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation its Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2012. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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